Exhibit 99.1

MSA logo here

FROM:	Ketchum
Six PPG Place – Pittsburgh, Pa. 15222-5488
Contact: Mark Deasy – (412) 456-3843

FOR:	MSA (Mine Safety Appliances Company)
Ticker: MSA (AMEX)
Contact: Dennis L. Zeitler – (412) 967-3047

FOR IMMEDIATE RELEASE

MSA Reports Record Quarterly Earnings

Global Safety Equipment Manufacturer Announces Second Quarter Results

PITTSBURGH, August 5, 2003 – Continued strong demand for respiratory protection products in U.S. military, homeland security and fire service markets and growth in international markets led to the third consecutive quarter of record earnings for Mine Safety Appliances Company (Amex: MSA).

Net sales for the second quarter of 2003 were $175,939,000, compared with $141,862,000 for the second quarter of 2002, an increase of 24 percent. Net income for the second quarter of 2003 improved 42 percent to $13,465,000, or $1.10 per share, compared with $9,484,000, or 78 cents per share, for the same quarter last year.

Net sales for the six months ended June 30, 2003 were $336,330,000, compared with $269,920,000 in 2002, an increase of 25 percent. Net income for the six months ended June 30, 2003 improved 46 percent to $25,478,000, or $2.08 per share, compared with $17,468,000, or $1.44 per share, for the same period last year.

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About one-third of the sales improvement, in both the quarter and the six months, was due to the translation effect of strengthening international currencies, particularly the euro. The currency translation impact on earnings was not significant.

As announced on July 21, 2003, the company has agreed to sell its Callery Chemical Division to BASF for approximately $65 million. The transaction is expected to be completed by the end of the third quarter of 2003, subject to required regulatory approval and the satisfaction of various closing conditions. Accordingly, net sales exclude Callery Chemical Division sales and the division’s after-tax income is reported as discontinued operations. Net income from discontinued operations was $1,273,000 in the current quarter compared to $1,587,000 in the second quarter of 2002. The sale of the Callery Chemical Division will improve the company’s focus on its core safety business.

Shipments to the fire service, homeland security and military markets in the U.S. have been major elements of the company’s strong performance in recent periods. Second quarter 2003 sales were enhanced by shipments on orders that were received during the first quarter of the year. Another significant contributor to sales and earnings growth this year has been MSA’s international operations, particularly in Latin America and the Asia Pacific region. Large shipments of breathing apparatus were made to the Royal Australian Navy during the second quarter of 2003.

Driven by strong sales, MSA operations in North America and International showed strong earnings growth over 2002, for both the second quarter and the year-to-date.

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Second quarter 2003 net income from continuing operations was $12,192,000, or $1.00 per share, compared to $7,897,000, or 65 cents per share, in the second quarter of last year. Net income from continuing operations in the current quarter includes a net after-tax benefit of approximately $700,000 related to the favorable effect of a change in the vacation vesting policy for U.S. employees of $1.5 million and the unfavorable effect of a change in standard shipping terms on sales to U.S distributors of $800,000.

“I am very pleased by the momentum our team has generated that has led to these fine results,” said John T. Ryan III, Chairman and CEO. “We are successfully fulfilling significant opportunities in the U.S. fire service and homeland security markets and in selected international markets, towards which we have expended considerable energy. The company will be helped by the introduction of the first self-contained breathing apparatus approved under both the new U.S. Chemical Biological Radiological Nuclear (CBRN) Standard and the latest National Fire Protection Association (NFPA) Standard, as well as the recent launch of the SolarisTM low-cost/high-performance multiple-gas portable instrument,” Mr. Ryan continued.

Mr. Ryan noted that U.S. government funding for the fire service, in particular, has been volatile, tending to be stronger in the first and fourth quarters, but weaker in mid-year. “Overall funding of this and homeland security products can affect our future business quarter-by-quarter,” he said.

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“So far in 2003, standard industrial activity in North America and Western Europe has continued to be sluggish, though we have found particular areas to develop our business,” Mr. Ryan continued. “There are some indications of economic recovery in the U.S. in the second half. I continue to be optimistic about our company’s performance for the year of 2003, though there could be challenges along the way.”

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from expectations contained in such statements. Factors that may materially affect financial condition and future results include: global economic conditions; the impact of unforeseen economic and political changes, including the threat of terrorism and its potential consequences; the timely and successful introduction of new products; the availability of funding in fire service and homeland security markets; the ability of third party suppliers to provide key materials and components; liquidity; the company’s ability to successfully integrate acquisitions and complete divestitures; and interest and currency exchange rates.

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The results from operations for the three-month and six-month periods ended June 30 are as follows.

(Note: Amounts in thousands, except earnings per share and shares outstanding)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Net sales	$175,939	$141,862	$336,330	$269,920
Other income	434	2,312	530	2,155
Cost of products sold	108,140	89,966	207,035	167,303
Selling and administrative costs	42,219	36,581	81,315	67,253
Depreciation, amortization and other costs	6,179	5,484	11,541	12,220

Income from continuing operations before income taxes	19,835	12,143	36,969	25,299
Provision for income taxes	7,643	4,246	14,278	9,678

Net income from continuing operations	12,192	7,897	22,691	15,621
Net income from discontinued operations	1,273	1,587	2,787	1,847

Net income	13,465	9,484	25,478	17,468

Basic earnings per share
Continuing operations	$1.00	$0.65	$1.85	$1.29
Discontinued operations	0.10	0.13	0.23	0.15

Net income	$1.10	$0.78	$2.08	$1.44

Diluted earnings per share
Continuing operations	$0.99	$0.64	$1.84	$1.27
Discontinued operations	0.10	0.13	0.22	0.15

Net income	$1.09	$0.77	$2.06	$1.42

Average number of common shares outstanding (basic)	12,231,620	12,173,976	12,220,966	12,141,506

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